EXHIBIT 11

             STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


                                                             Three Months Ended
                                                                September  30,
(In thousands, except share amounts)                            1996       1995
Primary Earnings per Common share
Net income                                                     $1,589    $1,309

Common shares outstanding at beginning of period               31,668    29,273
  Shares issuable from assumed exercise of
     stock options and warrants                                 1,482     2,086
  Shares issued for acquisitions                                   21         -
  Shares issued from conversion of
     stock options and warrants                                    90       327
Weighted average number of common shares outstanding           33,261    31,686
Primary earnings per share                                      $0.05     $0.04

Fully Diluted Earnings per Common Share
Net income                                                     $1,589    $1,309

Common shares outstanding at beginning of period               31,668    29,273
  Shares issuable from assumed exercise of
     stock options and warrants                                 1,685     1,990
  Shares issued for acquisitions                                   21         -
  Shares issued from conversion of
     stock options and warrants                                    89       604
Weighted average number of common shares outstanding           33,463    31,867
Fully diluted earnings per share                                $0.05     $0.04